Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of TEGNA Inc.:

Form S-8 (No. 33-64959),
Form S-8 (No. 333-03941),
Form S-8 (No. 333-04459),
Form S-8 (No. 333-48202),
Form S-8 (No. 333-60402),
Form S-8 (No. 333-61859),
Form S-8 (No. 333-66051),
Form S-8 (No. 333-83426),
Form S-8 (No. 333-90309),
Form S-8 (No. 333-105029),
Form S-8 (No. 333-107240),
Form S-8 (No. 333-115135),
Form S-8 (No. 333-154846),
Form S-8 (No. 333-160838),
Form S-8 (No. 333-163576),
Form S-8 (No. 333-171027),
Form S-8 (No. 333-204704), and
Form S-3 (No. 333-205502),

and in the related Prospectuses, of our reports dated February 29, 2016, with respect to the consolidated financial statements of TEGNA Inc., and the effectiveness of internal control over financial reporting of TEGNA Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

McLean, Virginia
February 29, 2016